AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999
                                                     REGISTRATION NO. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------
                                XATA CORPORATION
             (Exact Name of registrant as specified in its charter)

           MINNESOTA                     7373                   41-1641815
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
     of incorporation)        Classification Code Number) Identification Number)

                         -------------------------------
    151 EAST CLIFF ROAD, SUITE 10, BURNSVILLE, MINNESOTA 55337 (612) 894-3680 (Address, including zip code and telephone number, including area code of registrant's principal executive offices)
                         -------------------------------
                     GARY C. THOMAS, CHIEF FINANCIAL OFFICER
                                XATA CORPORATION
                          151 EAST CLIFF ROAD, SUITE 10
                           BURNSVILLE, MINNESOTA 55337
                TELEPHONE: (612) 894-3680 TELEFAX: (612) 894-2463
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -------------------------------
                                   COPIES TO:
                            JANNA R. SEVERANCE, ESQ.
                   MOSS & BARNETT, A PROFESSIONAL ASSOCIATION
                  4800 NORWEST CENTER, 90 SOUTH SEVENTH STREET
                        MINNEAPOLIS, MINNESOTA 55402-4129
                            TELEPHONE: (612) 347-0367
                         -------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time, commencing as soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------- ------------------ --------------------------- -------------------- ------------------
                                                                                     Proposed Maximum
Title of each class of securities         Amount            Proposed Maximum        Aggregate Offering      Amount of
to be registered                     to be Registered  Offering Price Per Share(2)         Price         Registration Fee
----------------------------------- ------------------ --------------------------- -------------------- ------------------
Common stock, $.01 par value(1)           466,670                $1.50                  $700,005.00           $194.60
----------------------------------- ------------------ --------------------------- -------------------- ------------------
TOTAL                                                               --
----------------------------------- ------------------ --------------------------- -------------------- ------------------

(1) Consists of shares issuable upon conversion of issued and outstanding Series A 8% Convertible Preferred Stock, including (pursuant to Rule 416 under the Securities Act of 1933) an indeterminate number of shares of common stock issuable pursuant to the terms of the Preferred Stock to prevent dilution from stock splits, stock dividends, or similar transactions.
(2) Calculated pursuant to Rule 457(g) solely for the purpose of calculating the registration fee. The price per share is $1.50, which is the conversion price of the Preferred Stock.
         THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 466,670 SHARES

                                      XATA
                                  COMMON STOCK

      This prospectus relates to up to 466,670 shares of the common stock, par value $.01 per share, of XATA Corporation, a Minnesota corporation, which may be sold from time to time by certain shareholders named in this prospectus. The Company's common stock is traded in the Nasdaq SmallCap Market under the symbol XATA. On June 30, 1999, the closing sale price for the common stock as reported in the Nasdaq SmallCap Market was $ 3.09 per share.

      The shares of common stock offered by this prospectus may be sold by the selling shareholders from time to time in transactions in the open market or in negotiated transactions, in each case at prices satisfactory to them.

   THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person has been authorized by us to give any information or to make any representations about the offering of common stock made by this prospectus other than the information and representations contained in this prospectus. Accordingly, you should not rely on information outside of this prospectus. This prospectus is not an offer to sell or buy any security other than the common stock offered by this prospectus; it is not an offer to sell or buy securities in any jurisdiction in which such offer is not qualified; and it is not an offer to buy or sell securities to any person to whom such offer would be unlawful. The information in this prospectus is current as of the date of this prospectus. Your receipt of this prospectus does not mean that there has been no change in the affairs of XATA since the date of this prospectus or that the documents which are incorporated by reference in this prospectus are correct as of any date after the date of such documents.

               THE DATE OF THIS PROSPECTUS IS _____________, 1999.

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

                       WHERE YOU CAN FIND MORE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copies can be made at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. These materials may also be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov). Since our common stock is quoted on Nasdaq, our reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

      This prospectus is a part of a registration statement on Form S-3 that the Company has filed with the Securities and Exchange Commission. You may obtain copies of the registration statement from the Commission at the addresses in the preceding paragraph. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. The registration statement provides further information about us and the shares. While the Company believes this prospectus provides the material information regarding the contracts and documents described in it, the statements contained in this prospectus about the contents of any contract or any other documents are not necessarily complete and, in each such instance, you should inspect the copy of such contract or document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (File No. 0-27166) are incorporated by reference in this prospectus, except as otherwise superseded or modified herein:

      Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998.

      Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 31, 1998 and March 31, 1999.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the common stock, are also deemed to be incorporated by reference into this prospectus.

      Any statement in any document incorporated or deemed to be incorporated by reference is modified or superseded to the extent that a statement in this prospectus or in any other subsequently filed documents which are incorporated by reference modifies or supersedes such statement.

      The Company will furnish you, without charge, with a copy of any or all of the documents referred to above (other than exhibits to such documents). Requests for copies should be directed, orally or in writing, to:

                         Gary C. Thomas, Chief Financial Officer
                         XATA Corporation
                         151 E. Cliff Road, Suite 10
                         Burnsville, MN 55337
                         Telephone: (612) 894-3680

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY ............................................................1

THE COMPANY ...................................................................3

RISK FACTORS ..................................................................3

USE OF PROCEEDS ...............................................................8

PRICE RANGE OF COMMON STOCK ...................................................8

SELLING SHAREHOLDERS ..........................................................8

PLAN OF DISTRIBUTION ..........................................................9

EXPERTS AND LEGAL MATTERS .....................................................9

MATERIAL CHANGES .............................................................10

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

     FOR SECURITIES ACT LIABILITIES ..........................................10

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ..................................11

INDEMNIFICATION OF DIRECTORS AND OFFICERS ....................................11

EXHIBITS .....................................................................11

UNDERTAKINGS .................................................................12

SIGNATURES ...................................................................14

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY CONTAINS INFORMATION ABOUT XATA CORPORATION, SOMETIMES REFERRED TO AS "XATA" OR THE "COMPANY." IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS, INCLUDING THE FINANCIAL DATE AND RELATED NOTES, AND THE OTHER INFORMATION CONTAINED IN THE FORM S-3 REGISTRATION STATEMENT BEFORE MAKING AN INVESTMENT DECISION. THE REFERENCES TO "WE," "US," AND "OUR" MEAN XATA CORPORATION, EXCEPT WHERE IT IS CLEAR BY THE CONTEXT THAT THE REFERENCE IS TO SOMEONE ELSE.

                                   THE COMPANY

      XATA is a leading provider of supply chain software, systems, services and solutions to the transportation, distribution and logistics segments of the fleet trucking industry. XATA's products and services unify all participants in a company's supply chain to optimize the collection, communication and integration of information throughout the transportation network. XATA's systems use onboard computers, fleet management software, route optimization software, dispatch software, Internet software, satellite positioning and mobile communication capabilities to improve fleet productivity and profitability.

      XATA was incorporated in Minnesota in 1985 and became a publicly owned company in 1989 through a merger with an existing publicly owned company. Our principal offices are located at 151 East Cliff Road, Suite 10, Burnsville, Minnesota 55337, and our telephone number is (612) 894-3680.

                                  RISK FACTORS

      An investment in XATA's common stock involves a high degree of risk and is not appropriate for persons who cannot afford to lose their entire investment. See "Risk Factors."

                                  THE OFFERING

      The shares of common stock which are offered by this prospectus are shares which will be issued to the selling shareholders named in this prospectus if they choose to convert their Series A 8% Convertible Preferred Stock. They acquired the Preferred Stock in May 1999 for a total purchase price of $700,005.00, and, at their option, they may convert their Preferred Stock into common stock at a conversion rate of ten (10) shares of common stock for each share of preferred stock. If all shares of the Preferred Stock are converted, 466,670 shares of common stock will be added to the Company's issued and outstanding common stock. Certain information about the Company's common stock and this offering, is summarized below:

Common Stock as a result of conversion............ 466,670 shares
Common Stock to be outstanding after conversion... 4,884,803(1)
Use of proceeds................................... XATA will not receive any proceeds from the conversion
                                                   of the Preferred Stock or the
                                                   sale of the common stock by
                                                   the selling shareholders
Nasdaq SmallCap Market symbol..................... XATA
Transfer Agent and Registrar...................... Norwest Bank Minnesota, N.A.,
                                                   Minneapolis, Minnesota

                          SUMMARY FINANCIAL INFORMATION


                                                          Year Ended
                                              -------------------------------

Statement of Operations Data                      1998               1997
                                                  ----               ----
Net Sales..............................       $ 9,214,893        $10,404,477
Net Income(Loss).......................        (4,249,025)        (2,421,079)
Net Income(Loss) per share(basic)......           (.97)              (.55)
Net Income(Loss) per share(diluted)....           (.97)              (.55)

Balance Sheet Data
Working Capital........................          (991,000)         4,849,000
Total Assets...........................         6,985,969         10,509,978
Stockholders' Equity...................       $ 2,967,528        $ 7,149,214

----------------------

(1) Does not include (i) 870,000 shares of common stock issuable under the Company's 1991 Long-Term Incentive and Stock Option Plan (the "Incentive Plan"); (ii) 81,812 shares of common stock issuable upon exercise of outstanding warrants; and (iii) 35,000 shares of common stock issuable upon exercise of the warrants issued to an underwriter of a 1995 public offering by XATA.

                                   THE COMPANY

      XATA is a leading provider of supply chain software, systems, services and solutions to the transportation, distribution and logistics segments of the fleet trucking industry. The Company's products and services unify all participants in a company's supply chain to optimize the collection, communication and integration of information throughout the transportation network. XATA's systems use onboard computers, fleet management software, route optimization software, dispatch software, Internet software, satellite positioning and mobile communication capabilities to improve fleet productivity and profitability.

      The transportation industry is characterized by increased demands for greater efficiency, including faster transit times, lower costs and more responsive service, as well as greater reliability and safety. Combined with escalating fuel and labor costs, and extensive regulation by federal and state authorities, these pressures necessitate the collection, analysis, communication and optimal utilization of detailed operational information. To date, fleet operators have largely lacked sufficient information to effectively monitor and develop programs to improve many aspects of fleet operations, individually and collectively. Supply chain systems and software can be a powerful tool to help contain costs and increase operational efficiencies and profitability throughout the transportation and logistics network. As a result, more transportation managers are evaluating the impact of these technologies on their operations, and both for-hire and private carriers are fast becoming broad-based freight transportation providers that seek profit and increased efficiency outside of traditional boundaries; and the newest segment of the trucking market, the logistics provider, is growing as more and more fleets chose to outsource all or part of their transportation and logistics functions.

      The Company's suite of supply chain products and services are specifically designed for key segments of the trucking and logistics marketplace. Currently, we direct our sales and marketing efforts to trucking, transportation and logistics companies operating "heavy duty" (Class 6, 7 and 8) truck fleets of 25 or more vehicles, which account for over 61% of the 3.1 million trucks in this industry segment. Our products include, among others, an Onboard Information and Communication System, which uses various hardware and software components to monitor and improve driver and vehicle performance and RouteView route optimization software, which allows companies to develop cost-effective routes for their delivery operations. The solutions provided by our portfolio of products provide significant fleet savings and benefits through increased fuel economy; improved routing and scheduling; reduced driver, clerical and compliance paperwork; improved asset utilization and resource management; reduced maintenance costs; improved driver productivity and safety; and enhanced customer service.

XATA was incorporated in Minnesota in 1985 and became a publicly owned company in 1989 through a merger with an existing publicly owned company. Our principal offices are located at 151 East Cliff Road, Suite 10, Burnsville, Minnesota 55337, and our telephone number is (612) 894-3680.

                                  RISK FACTORS

      Before you invest in the common stock you should consider that the value of the shares in the secondary market is subject to various risks, including those described below. These risks should be evaluated together with all of the other information in this prospectus before you decide to purchase any of the shares which are offered.

      FORWARD-LOOKING STATEMENTS. This prospectus and the information which is incorporated by reference in this prospectus include "forward-looking statements" within the meaning of the securities laws. Statements about us and our expected financial position, business and financing plans are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends," or other variations or comparable terminology, or by discussions of strategy or intentions. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot assure you that our expectations will prove to be correct. Forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, you should not consider our forward-looking statements as predictions of future events or circumstances. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by our forward-looking statements. These factors include, but are not limited to: the competitive environment in the trucking and logistics industries; changes in economic conditions in general and in our business; changes in prevailing interest rates and the availability of and terms of financing to fund our business; our ability to attract and retain qualified personnel; changes in our acquisition and capital expenditure plans; and other factors discussed in this prospectus including, without limitation, those set out below and those in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not rely on our forward-looking statements in making an investment decision. We disclaim any obligation to update you on any factors which may affect the likelihood of realization of our expectations and we do not intend to announce publicly the results of any revisions to any of our forward-looking statements to reflect future events or developments. All written and oral forward-looking statements attributable to us (including statements before and after the date of this prospectus) are expressly qualified by these cautionary statements.

      Specific risk factors which you should consider include the following:

      LIMITED HISTORY OF PROFITABLE OPERATIONS. From inception in 1985 through the fiscal year ended September 30, 1994, the Company focused its efforts primarily on product development and had only limited product marketing and distribution, incurring a cumulative loss of $5,809,000. The Company had operating profits beginning in the fourth quarter of the fiscal year ended September 30, 1994, and continuing throughout the fiscal year ended September 30, 1996. The Company experienced a net loss of $2,421,079 for the fiscal year ended September 30, 1997 and a net loss of $4,249,025 for fiscal year ended September 30, 1998. These losses resulted in large part from the re-valuation and expensing of certain software acquired in a 1996 business acquisition. Although, as of the date of this prospectus, the Company expects to return to profitability in fiscal 1999, we cannot assure you that profitability will be restored or sustained.

      DEPENDENCE ON KEY CUSTOMERS. Historically, the Company has sold large orders to individual fleets and thus has been dependent upon a few major customers each year whose volume of purchases is significantly greater than that of other customers. During the fiscal year ended September 30, 1998, two customers, together, accounted for approximately 30% of net sales. Although the Company has experienced significant growth in its customer base as its sales volume has increased, it is currently still dependent on continued purchases by its present customers, who are continuing to equip and upgrade their fleets. Loss of any significant current customers or an inability to further expand its customer base would adversely affect the Company.

      SALES CYCLE. The period required to complete a sale of the Company's systems can be as long as 12 months, due in large part to the technical complexity of the system and the system's cost, which usually requires an advance budget decision by the customer. The continuing emergence of new technologies, as well as existing, similar purpose, technologies may complicate and delay a buying decision. In addition, certain customers and prospects may delay the acquisition of technology during the fourth calendar quarter of 1999 and possibly the first calendar quarter of 2000 due to Y2K monitoring requirements. The length of the sales cycle may result in quarter to quarter fluctuations in the Company's purchase orders and shipments.

      COMPETITION. Companies offer products with certain features competitive with the Company's systems with greater financial and other resources than those of the Company.These competitors are based both in the United States and in Europe and offer products ranging in sophistication and cost from basic onboard recorders to advanced mobile satellite communication systems. Such companies may produce and offer products equivalent or comparable to those of the Company or products which are more effectively marketed to or preferred by customers. In addition, the Company believes that the nature and sources of competition in its industry are rapidly evolving and, in the future, will be based upon the service provider's ability to deliver integration of multiple information systems, including links between trucking operations and all other facets of the supply chain through a variety of sophisticated software and communications technologies, including but not limited to the Internet. These efforts represent a trend toward integration of intracompany data with the larger external supply chain involving the flow of goods to markets. The Company believes that these changing markets will require it to adapt its existing products and to develop new products which facilitate the collection, integration, communication and optimal utilization of information throughout the transportation network and the entire supply chain. This may entail the development of new technologies and the adaptation of new and existing products to be compatible with products and services provided by others in the industry, including others who may be considered competitors of the Company in one or more lines of business. In addition, the Company believes that these trends will require it to establish strategic alliances with other companies, who may be competitors, to offer customers an integrated solution.

      PRODUCT AND MARKET CONCENTRATION. Although the Company's system has potential applications in a number of industries, the Company, to date, has targeted only the fleet trucking segment of the transportation industry. If this market segment experiences a downturn which decreases the Company's sales, the development of new applications and markets for the Company's system could take several months or longer, and could require substantial funding. In addition, the Company believes that its future success is dependent in part on developing and marketing new software applications. There can be no assurance that any such applications can be successfully developed or marketed.

      CYCLICAL NATURE OF THE TRUCKING INDUSTRY. The fleet trucking segment of the transportation industry is subject to fluctuations and business cycles. Because mobile integrated information systems are a relatively new product, the Company is unable to predict to what extent economic business cycles may result in increases or decreases in capital purchases by fleet managers. A significant downturn in the prospects of the fleet trucking segment of the transportation industry could have a material adverse effect on the Company. Although the Company had a backlog of approximately $1,572,000 as of June 30, 1999, which the Company believes to be firm, the backlog could decrease as a result of cancellations or reductions of orders in response to adverse economic conditions in the industry or other factors.

      SALES AND MARKETING EFFORTS. Sales of the Company products are dependent in part upon the salesperson's in-depth knowledge and understanding of the XATA system, which requires experience and training over a period of several months. The Company needs to attract, train, and retain qualified personnel necessary on an intermittent but continuing basis. The Company may not be able to augment its sales and marketing efforts by adding personnel, or otherwise, and it is possible that augmented sales and marketing efforts will not result in increased sales volume or profitability.

      DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success is heavily dependent upon proprietary technology. The Company has been issued a design patent by the United States Patent and Trademark Office which covers the design of its computer display. The Company's software programs have not been patented. The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures, and contractual provisions to protect its proprietary rights; however, these measures afford only limited protection and there can be no assurance that competitors will not seek to use similar computer displays or "touch screens." Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's systems or obtain and use information that the Company regards as proprietary. Customer access to the Company's source code may increase the possibility of misappropriation or other misuse of the Company's software. The Company's means of protecting its proprietary rights may prove inadequate, or the Company's competitors may independently develop similar technology, either of which could adversely affect the Company.

      RISK OF TECHNOLOGICAL OBSOLESCENCE. The Company's systems utilize proprietary software and an onboard touch-screen computer. Although the Company believes its proprietary software is more important in the capture and communication of operating data than the hardware in which the software is encased, continued improvements in hardware may render the Company's technology, including its software, obsolete. The field of PC-based software and hardware is constantly undergoing rapid technological changes and the Company may not be able to react and adapt to changes in this field. Moreover, development by our competitors could make our system and services less competitive or obsolete. We believe that advancements in hardware and communications technology provide opportunities for us to form alliances with companies offering products complementary to our system and services, but we cannot assure you that the Company can form alliances with such companies or that any such alliance will be successful. Our success is dependent, in large part, upon our ability to anticipate changes in technology and industry standards and to develop and introduce new features and enhancements to our system on a timely basis. If the Company is unable to do so for technological or other reasons or if new features or enhancements do not achieve market acceptance, our business could be materially and adversely affected. We may encounter technical or other difficulties that could in the future delay the introduction of new systems or system features or enhancements.

      MANAGEMENT CONTROL. The officers and directors of the Company beneficially own approximately 33% of the Company's outstanding shares of common stock. Because of such ownership, management is able to significantly influence the affairs of the Company, including the election of the Board of Directors. There is no cumulative voting for the election of directors of the Company.

      DEPENDENCE ON KEY PERSONNEL. The Company believes its future success depends to a significant extent on the efforts of key management, technical, and sales personnel, including William P. Flies, Chief Technical Officer. The Company maintains and is the beneficiary of keyperson life insurance policies on William P. Flies in the amount of $1,000,000. The loss of Mr. Flies could have a material adverse effect on the Company's business. The Company currently does not have a permanent Chief Executive Officer and needs to recruit a person for this position. We cannot assure you that the Company will be able to attract and retain a qualified CEO or any other personnel necessary for the business. Except for William P. Flies, who has an agreement to refrain from employment with any competitor of the Company for one year after leaving employment with the Company, the Company's employees are not restricted as to future employment. However, all employees are restricted as to use of information which is confidential and proprietary to the Company.

      RELIANCE ON MANUFACTURERS AND DISTRIBUTORS. We acquire most of the components of our systems from suppliers who manufacture these components pursuant to Company specifications. The Company currently has no supply agreements with any of these manufacturers. Although we currently purchase more than ten percent of the components for our systems from a single supplier, and while the loss of any supplier could cause a short-term disruption in the availability of components, we believe that alternative sources could be obtained for such components without materially affecting system costs or timely delivery.

      POSSIBLE NEED FOR ADDITIONAL CAPITAL OR FINANCING. Although cash flow from operations and bank financing has been sufficient to fund operations during the past several years, as part of its continuing growth strategy, the Company intends to create new marketing programs, hire additional personnel and increase sales. In addition, the Company will consider, if appropriate, the acquisition of complementary or additional businesses or products. The Company completed two such acquisitions within the last two years. Although, as of the date of this prospectus, the Company believes that cash flow from operations and its bank financing will be sufficient to meet its capital requirements for the foreseeable future, it is possible that the Company's cash needs may vary significantly from its predictions, due to failure to generate anticipated cash flow, growth at a rate faster than anticipated, or other reasons. Our predictions regarding cash needs may prove to be inaccurate and the Company may require additional financing. We cannot assure you that the Company will be able to secure any required additional financing when needed or at all, or that such financing, if obtained, will be on terms favorable or acceptable to the Company. Our inability to obtain needed financing could have a material adverse effect on operating results and any future financings may result in dilution to holders of the common stock. In addition, the Company's future growth and operating results will depend on management's continuing ability to implement its growth strategy, as to which no assurance can be given.

      ISSUANCE OF ADDITIONAL SHARES. The Company has authorized 8,333,333 shares of common stock, of which 4,418,133 shares are issued and outstanding as of June 30, 1999. The Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Additional shares may be issued in connection with future financings, acquisitions, employee plans, or otherwise. Any such issuance will dilute the percentage ownership interest of existing shareholders, and may dilute the book value of the common stock. In addition, the Company is authorized to issue up to 333,333 shares of preferred stock, no designated par value, of which 46,667 shares have been issued as Series A 8% Convertible Preferred Stock and are outstanding. The Board of Directors can issue preferred stock in one or more series and fix the terms of such stock without approval by shareholders. Preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of preferred stock could affect the rights of the holders of common stock adversely and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict the Company's ability to merge with or sell its assets to a third party.

      LIMITATIONS ON DIRECTORS' LIABILITY UNDER MINNESOTA LAW. Pursuant to the Company's Articles of Incorporation, as amended and restated, as authorized under applicable Minnesota law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except for a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Minnesota law, and for any transaction in which the director derived an improper personal benefit. In addition, the Company's bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Minnesota law for all expenses incurred in the settlement of any actions against such persons in connection with their service as officers or directors of the Company.

      ANTITAKEOVER PROVISIONS. The Company is subject to certain antitakeover provisions contained in the Minnesota Business Corporation Act which could delay or prevent a change in control of the Company by requiring shareholder approval of certain acquisitions of voting stock of the Company.

      YEAR 2000 ISSUE: The Company has investigated the impact of the Year 2000 issue on both its own internal information systems and the products it develops, markets and sells. During fiscal 1996, the Company purchased from a world-wide supplier and developer of information systems an enterprise-wide information system with written assurance from the developer that the system will correctly function across the year 2000, as verified by previous system tests. During fiscal 1997, the Company reviewed all the products it developed, markets and sells for compliance to year 2000 operations. One product was not in compliance and was modified during fiscal 1998 at a nominal cost. The Company can not be sure that the Year 2000 issue will be properly addressed by customers, vendors, service utilities, government and other external entities. Contacts have been made with these parties to determine their Year 2000 readiness. The efforts of third parties are not within the Company's control and their failure to properly and completely address the Year 2000 issue could result in business disruption, loss of revenue and increased operating costs.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the conversion of the Preferred Stock or the sale of common stock by the selling shareholders.

                           PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is traded under the symbol "XATA" on the Nasdaq SmallCap Market. The following table shows the high and low prices as reported by the Nasdaq during the last seven (7) quarters.

------------------------------------------------------------------------------
FISCAL YEAR           1998            1998           1999            1999
------------------------------------------------------------------------------
SALE PRICE             LOW            HIGH            LOW            HIGH

------------------------------------------------------------------------------
   FIRST QUARTER      3.375          7.250          1.2500          2.6250
------------------------------------------------------------------------------
  SECOND QUARTER      3.375          6.000          1.0625          2.3750
------------------------------------------------------------------------------
   THIRD QUARTER      2.000          5.750          0.9063          4.7500
------------------------------------------------------------------------------
  FOURTH QUARTER      2.000          3.250            NA              NA
------------------------------------------------------------------------------


      XATA has never declared or paid a dividend on its common stock and the Board of Directors presently intends to retain all earnings, if any, for use in the business for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors, subject to covenants in any loan documents restricting the payment of dividends.

                              SELLING SHAREHOLDERS

      The following table sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock owned by each person now, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

a================================= =============================== ====================================
                                    BENEFICIAL OWNERSHIP PRIOR TO   BENEFICIAL OWNERSHIP AFTER OFFERING
              NAME                             OFFERING
---------------------------------- ------------------------------- ------------------------------------
                                     Shares         Percentage       Shares        Percentage
---------------------------------- ------------------------------- ------------------------------------
XATA Investment Partners, LLP(1)     400,003        8.189            0             0
---------------------------------- ------------------------------- ------------------------------------
Deborah K. Carlson                    33,334        0.682            0             0
---------------------------------- ------------------------------- ------------------------------------
Jeffrey A. Carlson                    33,333        0.682            0             0
---------------------------------- ------------------------------- ------------------------------------

a================================= =============================== ====================================

(1) One of the members of XATA Investment Partners LLP is a Director of the Company.


                              PLAN OF DISTRIBUTION

      The selling shareholders have advised us that there are presently no underwriting arrangements with respect to the sale of the shares; however, such arrangements may exist in the future. The selling shareholders, or their pledges, donees, transfers or other successors in interest, may choose to sell all or a portion of their common stock from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices.

      The shares may also be sold by one or more of the following methods, without limitation: (a) block trades in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker and dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchases; (d) "at the market" to or through market makers and into an existing market for the shares; (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (f) through transactions in options, swaps or other derivatives (including transactions with broker-dealers or institutions of the shares, which shares may be resold thereafter pursuant to this prospectus); or
(g) any combination of the foregoing, or by any other legally available means. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales.

                            EXPERTS AND LEGAL MATTERS

      The financial statements of XATA Corporation as of September 30, 1998, and 1997, and for each of the two years in the period ended September 30, 1998, incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by McGladrey & Pullen, L.L.P. independent certified public accountants upon the authority of such firm as experts in accounting and auditing.

      The validity of the shares of common stock offered by this prospectus has been passed upon for the Company by Moss & Barnett, A Professional Association, Minneapolis, Minnesota.

                                MATERIAL CHANGES

      In May 1999 the Company sold 46,667 shares of its Series A 8% Convertible Preferred Stock for $700,005.00. The proceeds from this sale were used to reduce the Company's working capital deficit. There have been no other material changes in the financial condition of the Company since its Report on Form 10-QSB dated March 31, 1999.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          FOR SECURITY ACT LIABILITIES

      XATA's amended and restated Articles of Incorporation, as amended and restated, limit personal liability for breach of the fiduciary duty of its directors, to the fullest extent provided by the Minnesota Business Corporation Act. Articles eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to XATA, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability occurring prior to the date such provision was added. Any amendment to or repeal of these provisions will not be applied retroactively to adversely affect any right or protection of a director with respect to any acts or omissions occurring prior to the amendment or repeal.

      In addition, the Minnesota Business Corporation Act and XATA's Bylaws provide that officers and directors of XATA have the right to indemnification from the Company for liability arising out of certain actions to the fullest extent permissible by law. This indemnification may be available for liabilities arising in connection with this offering. However, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Act and is therefore unenforceable.

      Section 302A.671 of the Minnesota Business Corporation Act (the "Minnesota Act") applies with certain exceptions, to any acquisition of voting stock of XATA, including the receipt of a proxy, from a person other than XATA, and other than in connection with certain mergers and exchanges to which XATA is a party, that results in the beneficial ownership by the acquiring party of 20% or more of the Company's voting stock then outstanding. Under Section 302A.671 any such acquisition must be approved by a majority vote of XATA's shareholders. In general, in the absence of such approval, shares exceeding the threshold are denied voting rights and may be redeemed by XATA at their then fair market value within 30 days after the acquiring person fails to give a timely information statement to the Company or after the date that shareholders vote not to grant voting rights to the acquiring person's shares.

      Section 302A.673 of the Minnesota Act generally prohibits any business combination by a Minnesota company with any shareholder that purchases 10% or more of the company's voting shares (an "interested shareholder") within four years following the interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the company before the share acquisition.

      These statutory provisions could delay or prevent a change in control of XATA.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimate expenses in connection with the issuance and distribution of the Common Stock registered hereby, other than underwriting discounts and fees, are set forth in the following table:

             SEC registration fee...........................   $   200

             Legal fees and expenses........................     6,000

             Accounting fees and expenses...................     2,000

             Blue Sky fees and expenses.....................         0

             Printing and engraving expenses................         0

             Miscellaneous..................................     1,800
                                                               -------

                 Total......................................   $10,000
                                                               =======


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes ss.302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fees, settlements and reasonable expenses (including attorneys' fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his or her official capacity. The general effect of Minnesota Statutes ss.302A.521 is to reimburse (or pay on behalf of) directors and officers of the Registrant any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Registrant, except where such persons have not acted in good faith. The Bylaws of the Registrant provide for such indemnification to the maximum extent permitted by Minnesota Statutes.


                                    EXHIBITS

 Exhibit No.                         Description of Exhibit

-------------   ---------------------------------------------------------------
    *3.1        Restated Articles of Incorporation, as amended

    *3.2        Bylaws

    *4.1        Form of Certificate representing common stock

   **4.2        Certificate of Designation of Series A 8% Convertible Preferred
                Stock

     5.1        Opinion and Consent of Counsel to XATA

    23.1 Consent of McGladrey & Pullen, LLP, independent certified public accountants

    23.2        Consent of Counsel to XATA (filed as part of Exhibit 5.1)


--------------------

* Incorporated by reference to exhibit filed as a part of Form S-2 Registration Statement, Commission File No. 33-98932.

**    Incorporated by reference to Report on Form 8-K dated May 13, 1999.


                                  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      If the Company relies upon Rule 430A under the Act, the Company undertakes that, for determining any liability under the Act, it will:

      (1) Treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

      (2) Treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as the Company is registering securities under Rule 415 of the Securities Act, the Company will:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

      (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES



      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on July 9, 1999.

                                       XATA CORPORATION




                                       By: /s/ Edward T. Michalek
                                           ----------------------
                                       Edward T. Michalek, President and Chief
                                       Executive Officer (Principal executive
                                       officer)

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gary C. Thomas, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.


          SIGNATURE                    TITLE                            DATE
          ---------                    -----                            ----

/s/ Edward T. Michalek   Chief Executive Officer and President      July 9, 1999
----------------------   (Principal executive officer)            --------------
 Edward T. Michalek


/s/ Gary C. Thomas       Chief Financial Officer and Treasurer      July 9, 1999
------------------       (Principal accounting and financial      --------------
 Gary C. Thomas          officer)


/s/ William P. Flies      Director, Chief Technical Officer and     July 9, 1999
--------------------      Secretary                               --------------
  William P. Flies


/s/ Carl M. Fredericks    Director                                  July 9, 1999
----------------------                                            --------------
  Carl M. Fredericks


/s/ Stephen A. Lawrence   Chairman of the Board of Directors        July 9, 1999
-----------------------                                           --------------
  Stephen A. Lawrence


/s/ Roger W. Kleppe       Director                                  July 9, 1999
-------------------                                               --------------
  Roger W. Kleppe


/s/ Dennis R. Johnson     Director                                  July 9, 1999
---------------------                                             --------------
  Dennis R. Johnson


*Executed by the undersigned as attorney-in-fact for the named signatory


        ------------------------
             Gary C. Thomas